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EXHIBIT 10.23

Amended and Restated Service Agreement

        This Amended and Restated Service Agreement (this "Agreement"), effective as of July 1, 2002 (the "Effective Date"), is by and between The Dow Chemical Company, a Delaware corporation organized with its principal offices in Midland, Michigan ("TDCC"), and Union Carbide Corporation, a New York corporation with its principal offices in Danbury, Connecticut ("UCC"). Generally, this Agreement amends and restates the Services Agreement effective February 6, 2001 by and between TDCC and UCC.

RECITALS:

        A.    TDCC and UCC each possess various capabilities in the areas of general business management and administration, and each employ persons having various management and professional skills; and

        B.    UCC and TDCC each desire to avail itself of certain administrative (non-technical) services, including the services of individuals in the employ of the other who have specific management and professional skills.

        NOW THEREFORE, the Parties agree as follows:

1.    DEFINED TERMS

        1.1  "Affiliate(s)" with respect to a Party, means any entity controlling, controlled by or under common control with such Party, other than the other Party to this Agreement. For the purpose of this definition, a company or entity shall be deemed to control another when it owns, directly or indirectly, more than 50% of the voting stock of (or similar interest in) the latter.

        1.2  "Agreement" means this Service Agreement together with all Service Addenda and any amendments made to this Service Agreement according to Article 18. The terms and conditions of this Agreement shall control over any terms and conditions included in any Service Addendum or related documents used by UCC to order services, or by TDCC in accepting or confirming services. Any term or condition in a Service Addendum (which is not a noted and agreed to variation of this Agreement), purchase order, acceptance or any other document which is not in accordance with this Agreement is invalid.

        1.3  "Change of Control" means any direct or indirect transfer or change in 20% or more of the ownership interest in such party, other than to an entity which is directly or indirectly wholly owned by TDCC.

        1.4  "Effective Date" has the meaning ascribed to that term in the preamble.

        1.5  "Force Majeure Event" means any event beyond the reasonable control of the party affected which significantly interferes with the performance of that party respecting the services covered by this Agreement. Force Majeure Events include any severe accident, mechanical breakdown of equipment or facilities, fire, flood, strike, labor trouble, riot, revolt, war, drought, action of governmental authority and laws, rules, ordinances and regulations (including, but not limited to, those dealing with pollution, health, ecology, or environmental matters), acts of God, or other similar types of significant events.

        1.6  "Indemnified Persons" has the meaning ascribed to that term in Article 14.

        1.7  "Intellectual Property Rights" means any inventions and discoveries, patents, patent applications (including any continuations, continuations in part, reissues, reexaminations, substitutes, extensions and corresponding international patents and applications), trade secrets, utility models, copyrights (including other literary property and author's rights whether or not protected by copyright) and trademarks (including all proprietary indicia, symbols, brand names and logos).

        1.8  "ODC" means other direct costs as described in Section 5.1.

        1.9  "Party" means TDCC or UCC as indicated by the context of the sentence.

        1.10 "Service Addendum" means the document signed by the representatives of the parties which specifically describes, among other things, the services, the fees, and the project schedule for services entered into between the parties pursuant to Article 3.

2.    TERM AND TERMINATION

        2.1  The term of this Agreement is from the Effective Date extending until December 31, 2002, and shall continue year to year thereafter unless earlier terminated according to the provisions of this Agreement.

        2.2  Any Service Addendum issued under this Agreement may be terminated (i) by either Party with or without cause at any time on 60 days' prior written notice, or (ii) by the non-breaching Party upon two days written notice in the event the other Party fails to cure its breach of a material obligation under the Agreement or the Service Addendum within ten days of its receipt of a notice alleging the breach, or (iii) automatically if this Agreement is terminated. Upon termination, the Party providing services will invoice for services performed and not previously compensated, and for expenses (if any) necessary to shutdown the services.

        2.3  Termination of this Agreement due to a default in performance is governed by Article 17.

        2.4  In addition to termination under Sections 2.1 and 2.3, this Agreement may be terminated as follows:

          (a)  Either Party may elect to terminate this Agreement by providing the other Party with at least 60 days advance written notice of termination;

          (b)  Automatically if the ownership or control of UCC or a majority of the assets of UCC are seized, nationalized, sequestered or become subject to governmental management or intervention, or if the charter, articles, bylaws or any governmental authorizations relating to the existence of UCC are revoked;

          (c)  Immediately, at TDCC's sole option and on providing written notice thereof to UCC, in the event of a Change of Control of UCC; or

          (d)  Automatically if UCC makes an assignment for the benefit of creditors, or experiences insolvency or bankruptcy or any proceeding under the law pertaining to the relief of debtors or if UCC should go into liquidation for any reason.

        The provisions of Section 2.4 (b) through (d) are solely for the benefit of TDCC. TDCC may waive its rights under Section 2.4 (b) through (d) with or without imposing other terms and conditions.

        2.5  The following shall survive any termination of this Agreement: Article 10, Article 11, Article 14, Article 15, Section 21.2 and Article 23.

3.    SERVICES

        3.1  The services that UCC may request TDCC to provide under this Agreement and/or TDCC to request of UCC are subject to advance written agreement regarding the general description, deliverables and/or cost of each service, availability of the services, and, sufficient qualified personnel to perform such services, each as to be agreed in advance in a Service Addendum; provided however, that responses to matters such as requests for executive management advice and company compliance advice may be rendered by TDCC under the terms of this Agreement without a Service Addendum. The services may also include the following services performed in a manner and to the extent such services are performed for TDCC: general administrative services; accounting; statistical and financial; tax; internal auditing; information management services; engineering; research and development; technical consulting; and legal support, provided that such legal services will be subject to all ethical rules applicable to the legal profession, and each Party shall have no obligation under this Agreement to the extent it deems it inadvisable to undertake the representation of the other Party in any legal matter.

        3.2  For each separate request for services from TDCC or UCC, the appropriate functional heads (or their designees) will prepare a Service Addendum which will define as appropriate the scope of services and task to be performed, the schedule for completion, the cost for the services, and the billing basis if different from the default billing basis provided in Article 5 of this Agreement. The cost for the services should reflect the cost of any other functional support provided within TDCC to provide the service. If UCC or TDCC requests services (such as special activities or reports) which are different in manner or extent from those performed by TDCC for TDCC or UCC for UCC, then the deliverables and the price for each such service will be agreed upon in writing before performance begins. Each Service Addendum is effective only if signed by an authorized representative of each Party. The Service Addenda executed under the February 6, 2001 Service Agreement by and between TDCC and UCC continue in full force and effect under this Agreement unless otherwise stated.

4.    AVAILABILITY OF PERSONNEL

        TDCC and UCC shall use best efforts to make a sufficient number of competent individuals of its own or its Affiliates available to render agreed upon services when required, at any place as the Parties from time to time may agree. Each party shall cause the individuals providing services to the other under this Agreement to be available by appointment for consultation with officers, directors and employees of the party receiving services upon reasonable notice.

5.    COST AND PAYMENT

        5.1  Unless otherwise provided in a Service Addendum, (a) for services that TDCC and UCC routinely invoice based on effort, UCC shall pay TDCC for the services provided under this Agreement and TDCC shall pay UCC for the services provided under this Agreement on a fully absorbed cost basis (which includes all overhead, service tax, etc.) plus other direct costs ("ODC") that include travel, temporary lodging, meals, outside consultant fees and other similar expenses and (b) for general administrative and overhead type services that TDCC routinely allocates to various businesses, UCC shall pay TDCC based on an allocation determined by comparing TDCC and UCC's relative manufacturing conversion costs. For services outside the United States, the Party providing Services may add an additional ten percent to the invoice in addition to the amounts described in the prior two sentences of this Section 5.1. Services received by or provided by an Affiliate of TDCC or UCC will be invoiced by or paid by that Affiliate as appropriate.

        5.2  In the event a Change in Control of UCC results in TDCC directly or indirectly owning less than 80% of UCC and TDCC has not terminated this Agreement under Section 2.4(c), then UCC shall pay TDCC for the services provided under this Agreement on a fully absorbed cost basis (which includes all overhead, service tax, etc.) plus 30%, plus other direct costs ("ODC") that include travel, temporary lodging, meals, outside consultant fees and other similar expenses.

        5.3  Unless otherwise provided in a Service Addendum, TDCC shall invoice UCC and UCC shall invoice TDCC as soon as practical, but no later than 10 business days after the end of the quarter during which the services were provided. Each Party shall have 15 days from the date of each invoice to make payment by inter-company transfer, wire payment, or other mutually acceptable manner for the invoice amount to an account specified by the other Party. Each Party may withhold payment for (i) amounts in dispute, but only until such disputes are resolved, and (ii) amounts for which appropriate documentation is lacking, but only until such documentation is supplied that Party.

        5.4  Each Party shall keep books of account and other records, in reasonable detail and in accordance with generally accepted accounting principles, consistently applied, of the costs incurred in providing services pursuant to this Agreement. Such books of account and other records shall be open to the other Party for inspection during normal business hours for 12 months following the end of the calendar year in which the services were rendered. Where any such inspection or audit involves part of TDCC integrated operations, any UCC employee or agent shall, prior to participation in such inspection or audit, individually agree not to use, and not disclose to UCC or any other personnel of UCC, TDCC proprietary information relating to operations of TDCC other than the UCC business. Where any such inspection or audit involves part of UCC integrated operations, any TDCC employee or agent shall, prior to participation in such inspection or audit, individually agree not to use, and not disclose to TDCC or any other personnel of TDCC, UCC proprietary information relating to operations of UCC other than the TDCC business. The TDCC and UCC proprietary information are subject to provisions of Article 10 of this Agreement.

        5.5  In the event that either Party disputes an invoice, then senior representatives of TDCC and UCC shall meet (in person or by phone) within 15 days of receipt of the written notice of the specifics of the dispute, to discuss a resolution of the disputed amounts. If the Parties are unable to resolve any disputed amounts after 15 days from the date of initial consultation, the disputed amounts, unless agreed otherwise, shall be submitted for a non-binding determination to an independent accounting firm selected by the Parties. If the Parties are unable to agree upon an accounting firm, the independent accountants used by each Party shall select a third accounting firm to which the matter will be submitted. The fees and expense of such third firm shall be paid equally by TDCC and UCC, unless the decision of such third firm is wholly in favor of one Party, in which case the other Party shall pay all such fees and expenses. The determination of the independent accounting firm shall be advisory and non-binding on the Parties and may not be submitted, referred to or used as evidence in any subsequent proceeding between the Parties concerning the disputed amount. Following receipt of the advisory determination from the independent accounting firm, each Party may exercise any of its other rights contained in this Agreement.

        5.6  If UCC fails to pay any invoice in accordance with the terms of this Agreement and such failure to pay is not remedied as permitted under this Agreement, TDCC may defer the performance of services, alter payment terms or cancel this Agreement. If UCC financial responsibility becomes unsatisfactory to TDCC and TDCC deems itself insecure, TDCC may accelerate the due date and demand immediate payment on any outstanding invoice for services, or may require cash payments or satisfactory security for future deliveries. UCC agrees to pay all costs and expenses, including reasonable attorney's fees, incurred by TDCC in the collection of any sum payable by UCC to TDCC, or in the exercise of any remedy.

        5.7  If TDCC fails to pay any invoice in accordance with the terms of this Agreement and such failure to pay is not remedied as permitted under this Agreement, UCC may defer the performance of services, alter payment terms or cancel this Agreement. If TDCC financial responsibility becomes unsatisfactory to UCC and UCC deems itself insecure, UCC may accelerate the due date and demand immediate payment on any outstanding invoice for services, or may require cash payments or satisfactory security for future deliveries. TDCC agrees to pay all costs and expenses, including reasonable attorney's fees, incurred by UCC in the collection of any sum payable by TDCC to UCC, or in the exercise of any remedy.

6.    STANDARD OF CARE

        TDCC and UCC represent and agree that persons assigned by it to provide services to UCC under this Agreement shall have the professional or other training necessary to perform their duties. Each Party will make all reasonable and necessary efforts to assure that such persons assigned by it discharge the duties assigned to them under this Agreement in good faith and with the same degree of diligence, care and skill which an ordinarily prudent person would exercise under similar circumstances, if holding a like position in the employ of the other Party.

7.    INDEPENDENT CONTRACTOR

        In performing services under this Agreement, TDCC is acting as an independent contractor for UCC and UCC is acting as an independent contractor for TDCC.

8.    COMPLIANCE WITH APPLICABLE LAWS

        8.1  UCC shall be responsible for ensuring that all services requested by UCC and provided to UCC under this Agreement comply with all applicable laws or regulations. UCC shall use its best efforts to inform TDCC of the possible applicability of any law or regulation to any such services.

        8.2  TDCC shall be responsible for ensuring that all services requested by TDCC and provided to TDCC under this Agreement comply with all applicable laws or regulations. TDCC shall use its best efforts to inform UCC of the possible applicability of any law or regulation to any such services.

9.    PROPERTY RIGHTS

        9.1  To the extent that there is any overlap between this Agreement and any other agreement between TDCC and UCC pertaining to Intellectual Property Rights, this agreement has secondary priority for interpretation and governance purposes, including but not limited to the Mutual Confidentiality Agreement between TDCC and UCC effective February 6, 2001 ("Mutual Confidentiality Agreement").

        9.2  Unless specifically and expressly noted in the description of deliverables and reflected in the charge for the service, any and all Intellectual Property Rights developed or used by TDCC in providing services to UCC are and will remain the property of TDCC. To the extent that UCC needs or desires to use such Intellectual Property Rights, the Parties agree to negotiate in good faith toward a separate license for the use of such Intellectual Property Rights (whether developed by TDCC in the course of providing services under a Service Addendum, or developed by TDCC prior to or apart from TDCC's providing such services to UCC and used in the course of providing the services to UCC) by UCC for additional consideration. Similarly, should UCC (through persons employed by UCC or who otherwise are obligated to assign rights in any inventions, or other Intellectual Property Rights generally, made or developed by them to UCC) conceive or first actually reduce to practice any invention or make any other Intellectual Property Right as a consequence of TDCC's providing services to UCC, then UCC agrees to negotiate in good faith toward a license for TDCC (and/or its other TDCC Affiliates) to make use of the same on commercially reasonable terms and conditions.

        9.3  Unless specifically and expressly noted in the description of deliverables and reflected in the charge for the service, any and all Intellectual Property Rights developed or used by UCC in providing services to TDCC are and will remain the property of UCC. To the extent that TDCC needs or desires to use such Intellectual Property Rights, the Parties agree to negotiate in good faith toward a separate license for the use of such Intellectual Property Rights (whether developed by UCC in the course of providing services under a Service Addendum, or developed by UCC prior to or apart from UCC's providing such services to TDCC and used in the course of providing the services to TDCC) by TDCC for additional consideration. Similarly, should TDCC (through persons employed by TDCC or who otherwise are obligated to assign rights in any inventions, or other Intellectual Property Rights generally, made or developed by them to TDCC) conceive or first actually reduce to practice any invention or make any other Intellectual Property Right as a consequence of UCC's providing services to TDCC, then TDCC agrees to negotiate in good faith toward a license for UCC (and/or its other UCC Affiliates) to make use of the same on commercially reasonable terms and conditions.

        9.4  The Parties mutually agree to transfer ownership interests sufficient to effect sole ownership by either UCC or TDCC, as appropriate, of all inventions that are first conceived or actually reduced to practice (or both) jointly by the Parties or by at least one employee, agent, or Affiliate (including an employee or agent of said Affiliate) of each Party during performance of services that are within the duration and scope of work under this Agreement. The primary criterion for determining which Party shall have sole ownership of such inventions will be the relative significance of the inventive contributions made on behalf of each of TDCC and UCC. If the contributions made on behalf of the Parties are judged to be of approximately the same degree of significance, or if the Parties are unable to agree that the contributions made on behalf of one of the Parties are of greater weight than those made on behalf of the other, then the Parties will consider whether the business interests of one Party or the other are more significantly impacted by the invention. If resort to these criteria does not resolve which Party shall have sole ownership of these joint inventions, the Parties agree as a default that TDCC shall be the sole owner.

10.  CONFIDENTIALITY OF INFORMATION

        10.1 Any information received by a Party in the course of providing or receiving services pursuant to this Agreement shall be subject to the same obligations as information received pursuant to the Mutual Confidentiality Agreement between the Parties.

11.  RETURN OF PROPERTY; LIMITS ON USE

        11.1 UCC may, in connection with services, acquire access to, be provided with or otherwise come to possess technical information, drawings, documented data, work process information, procedures, methods, standards, guidelines, instructional, procedural and policy manuals and other work products, software (in machine or human readable form), computer equipment, tools or other information or property belonging to TDCC, its Affiliates, contractors or other third parties. UCC acknowledges such information and property, both individually and in the aggregate, are of substantial independent value and are the sole personal property of such other owners.

        11.2 UCC agrees to keep and maintain such information and property free and clear of all liens, charges and encumbrances and agrees, upon request, to permit access of TDCC or TDCC's designee to UCC facilities to permit removal.

        11.3 UCC may use such information and property only in connection with the receipt of services or as otherwise authorized by TDCC. Such use is also subject to relevant restrictions and obligations in third party licenses, leases and other applicable agreements, and unless otherwise authorized, UCC (a) will use the information only for internal business purposes, (b) will not transfer the information and property to any third party, (c) will not allow the information and property to be used by any third party (including but not limited to contractors), and (d) will not reverse engineer, disassemble, decompile, modify, prepare derivative works of software, translate, attempt to recover source code for software, merge any software with another program, or make more copies of software than authorized or otherwise violate the terms of applicable third party agreements.

        11.4 Accordingly, in case of (a) impending receivership of UCC, (b) expropriation or nationalization of UCC by any government or any representative and/or agency of such government, (c) bankruptcy of UCC, (d) forced assignment by UCC, (e) dissolution or sale of UCC's business or assets or any substantial portion thereof,

(f) Change of Control of UCC, (g) termination of this Agreement for any reason, or (h) request by TDCC or one of its Affiliates for return of such information or property, UCC will identify, segregate and return to TDCC any such information and property (including all copies in whatever format) or will seek written authorization from TDCC to destroy the same in lieu of its return to TDCC. In the latter case, TDCC may at its option require that a certificate, signed by UCC's chief legal counsel or a senior officer of UCC, be produced which confirms that all such information and properties have been identified, inventoried and destroyed or disposed of in a manner which prevents their effective transfer and use by another. The certificate will be accompanied by a complete inventory of all properties so certified to have been destroyed or disposed of. Under no circumstances shall UCC destroy property without authorization from TDCC.

        11.5 UCC acknowledges that any breach by UCC of this Article 11 will cause TDCC, its Affiliates, contractors or third other parties, as the case may be, to suffer irreparable harm, for which monetary damages alone will not provide adequate relief.

        11.6 The restrictions in this Article 11 apply unless broader rights (or more restrictive rights) are authorized in writing by TDCC or a designated Affiliate. Authorization of broader use rights may require additional compensation from UCC and additional authorization from third parties.

12.  GRANT OF AUTHORITY

        12.1 UCC grants TDCC the limited authority to issue and execute those business documents in the name of UCC which are necessarily issued in conjunction with the services being provided by TDCC to UCC under this Agreement.

        12.2 TDCC grants UCC the limited authority to issue and execute those business documents in the name of TDCC which are necessarily issued in conjunction with the services being provided by UCC to TDCC under this Agreement. Included in this grant of authority is authorization for market-facing employees of UCC to reflect TDCC on their business cards and letterhead in order to accomplish the business objectives of the TDCC and UCC merger transaction.

13.  NONASSIGNABILITY

        UCC will not assign this Agreement or any part of this Agreement to a third party without the prior written consent of TDCC, which consent may be granted or withheld in TDCC's sole discretion, nor will UCC, without the prior written consent of TDCC, delegate substantially all of or a material part of the services agreed to be provided under any Service Addendum entered into by the Parties to any entity which is not one of its Affiliates. Without limiting the generality of the foregoing, a Change of Control of UCC shall be deemed an assignment. Each Party will request services under this Agreement only for its or its Affiliates' own use. Neither Party is limited from purchasing services from any other service supplier. TDCC may assign this Agreement or any part of this Agreement to a third party within TDCC's sole discretion.

14.  INDEMNITY

        14.1 UCC releases TDCC, its directors, officers, employees and Affiliates (the "Indemnified Persons"), from any claims, and agrees to indemnify, hold harmless and defend the Indemnified Persons from and against any claims, actions, charges or damages from any source, arising out of, or based upon this Agreement, or the performance or non-performance by the Indemnified Persons of the services provided under this Agreement, so long as any act or conduct by the Indemnified Persons giving rise to any such claim, action, charge or damage is not knowingly unlawful or committed or performed in a grossly negligent manner.

        14.2 If UCC incurs any claim, action, charge or damage through the gross negligence or willful, intentional misconduct of any Indemnified Persons, TDCC's sole liability to UCC shall be, at TDCC's sole option, to (a) properly perform the services in question at no additional cost to UCC, or (b) pay UCC for any and all direct damages suffered by UCC provided, however, that in no event shall such damages exceed 100% of the aggregate amount paid by UCC for the services in question during the immediately preceding 12 month period. Notwithstanding anything to the contrary contained in this Agreement or at law and in equity, in no event shall TDCC be liable for punitive, special, indirect, incidental or consequential damages (including, without limitation, damages for loss of business profits, business interruption or any other loss) arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide services under this Agreement, even if TDCC had been advised or was aware of the possibility of such damages.

        14.3 With respect to any claim, action or suit for which UCC will seek indemnification from TDCC under this Article 14, UCC will not settle, offer to settle or admit liability or damages in any such claim, action or suit without the prior written consent of TDCC. If UCC does settle, offer to settle or admit liability or damages without the prior written consent of TDCC, TDCC shall have no liability to UCC whatsoever with respect to such claim, action or suit.

        14.4 TDCC releases UCC, its directors, officers, employees and Affiliates (the "Indemnified Persons"), from any claims, and agrees to indemnify, hold harmless and defend the Indemnified Persons from and against any claims, actions, charges or damages from any source, arising out of, or based upon this Agreement, or the performance or non-performance by the Indemnified Persons of the services provided under this Agreement, so long as any act or conduct by the Indemnified Persons giving rise to any such claim, action, charge or damage is not knowingly unlawful or committed or performed in a grossly negligent manner.

        14.5 If TDCC incurs any claim, action, charge or damage through the gross negligence or willful, intentional misconduct of any Indemnified Persons, UCC's sole liability to TDCC shall be, at UCC's sole option, to (a) properly perform the services in question at no additional cost to TDCC, or (b) pay TDCC for any and all direct damages suffered by UCC provided, however, that in no event shall such damages exceed 100% of the aggregate amount paid by TDCC for the services in question during the immediately preceding 12 month period. Notwithstanding anything to the contrary contained in this Agreement or at law and in equity, in no event shall UCC be liable for punitive, special, indirect, incidental or consequential damages (including, without limitation, damages for loss of business profits, business interruption or any other loss) arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide services under this Agreement, even if UCC had been advised or was aware of the possibility of such damages.

        14.6 With respect to any claim, action or suit for which TDCC will seek indemnification from UCC under this Article 14, TDCC will not settle, offer to settle or admit liability or damages in any such claim, action or suit without the prior written consent of UCC. If TDCC does settle, offer to settle or admit liability or damages without the prior written consent of UCC, UCC shall have no liability to TDCC whatsoever with respect to such claim, action or suit.

15.  EXPORT CONTROL OF TECHNICAL DATA

        15.1 UCC agrees that in requesting and receiving services under this Agreement and with respect to any TDCC proprietary information made known to UCC as a consequence of its receipt of such services, it will adhere to all applicable export laws and regulations, including those of the U.S. Export Administration. The obligations under this Article survive the termination of this Agreement.

        15.2 TDCC agrees that in requesting and receiving services under this Agreement and with respect to any UCC proprietary information made known to TDCC as a consequence of its receipt of such services, it will adhere to all applicable export laws and regulations, including those of the U.S. Export Administration. The obligations under this Article survive the termination of this Agreement.

16.  COMMUNICATIONS

        Any notice, request or communication specifically provided for or permitted to be given under this Agreement must be in writing and may be delivered by hand delivery, mail, courier service, facsimile, or electronic mail, and shall be deemed effective upon receipt. For purposes of notice the addresses of the Parties are:

TDCC:	The Dow Chemical Company 2020 Dow Center Midland, MI 48674 Attention: North American Controller Facsimile: 517-638-9864
UCC:	Union Carbide Corporation 39 Old Ridgebury Road Danbury, Connecticut 06817 Attention: President

        Each Party may change its address and its representative for notice by the giving of written notice of the change to the other Party.

17.  DEFAULT, REMEDIES, ATTORNEYS' FEES, WAIVER AND OFFSET

        17.1 If the performance of the Party impacted by a Force Majeure Event under this Agreement is delayed, such delay shall be without liability to such delayed Party, for the duration of a Force Majeure Event. The Party whose performance is affected by a Force Majeure Event shall give prompt notice to the other Party stating the details and expected duration of the Force Majeure Event. Once notice is given of a Force Majeure Event, the Parties shall keep each other apprised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. Each Party has full management discretion in dealing with its own labor issues, and in determining how and when to perform obligations (other than payment for work already performed) under this Agreement when the other Party is involved in a strike, work stoppage or slowdown condition, or other Force Majeure Event.

        17.2 If either Party defaults in its performance under this Agreement, the nondefaulting Party to which such performance was due may elect to either terminate this Agreement or provide the defaulting Party an opportunity to cure its performance within a reasonable time, such time to be fixed by the nondefaulting Party depending upon all relevant circumstances surrounding the defaulting performance. Notice of election of either alternative shall be given in writing. In the event the nondefaulting Party elects to treat a default or breach under this Agreement as a termination of the Agreement, that Party may maintain an action to recover damages arising out of the default or breach. If a suit is instituted in a court of law to recover such damages, the nonprevailing Party shall reimburse the prevailing Party for all attorneys' fees and costs incurred in connection with the suit.

        17.3 Waiver by either Party of any breach of any term, covenant or condition shall not be deemed to be a waiver of that term, covenant or condition or any subsequent breach of it or any other term, covenant or condition. In any event, no term, covenant or condition of this Agreement shall be deemed to have been waived unless the waiver is in writing.

        17.4 TDCC and UCC each have an unrestricted right of set-off against each other for amounts owing under this Agreement or as a result of any other transaction between TDCC and UCC. Also, UCC acknowledges that TDCC has a right of set-off against UCC for any amounts that UCC may owe a TDCC wholly owned subsidiary (other than UCC) and TDCC acknowledges that UCC has a right of set-off against TDCC for any amounts that TDCC may owe a UCC wholly owned subsidiary. Such rights of set-off may be exercised at any time for all amounts owed under this Agreement, or any other transaction between TDCC and UCC or between TDCC and UCC's wholly owned subsidiaries or between UCC and TDCC's wholly owned subsidiaries (other than UCC), even if such amounts are not then due. Any party exercising a right of set-off shall promptly notify the other party after making such exercise, provided that failure to give such notice shall not affect the validity of the set-off.

18.  AMENDMENTS AND MODIFICATIONS

        All amendments or modifications to this Agreement must be in writing, identified as an Amendment to this Agreement and signed by an authorized representative of each Party.

19.  SEVERABILITY OF TERMS

        If any term or provision of this Agreement is deemed invalid under the laws of a particular state, country or jurisdiction, the invalidity shall not invalidate the whole agreement but it shall be construed as if not containing that particular term or provision and the rights and obligations of the Parties shall be construed and enforced accordingly. If the term or provision is fundamental, as in the case of Articles 3, 5, 6, 9, 10 and 14 of this Agreement, the Parties agree that the entire Agreement shall be deemed invalid.

20.  CONSTRUCTION

        20.1 The headings used in this Agreement are for the convenience of the reader and are not intended to have any substantive meaning.

        20.2 The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of Michigan, U.S.A., without regard to Michigan's conflict of law provisions, both as to interpretation and performance. The Parties agree that any lawsuit must have venue in, and UCC accepts jurisdiction in, and will not dispute service or process regarding, state or federal courts located in Michigan, U.S.A.

21.  TDCC AND ITS AFFILIATES AND CONTRACTORS

        21.1 It is understood and agreed by the Parties that the services provided by or received by TDCC under this Agreement may be provided by or received by TDCC directly or through or to any of its Affiliates at TDCC's discretion. When services are provided by a TDCC Affiliate or an UCC Affiliate receives services under this Agreement, references to TDCC and UCC in this Agreement shall be deemed to include such Affiliate(s) as applicable.

        21.2 It is also understood and agreed by the parties that the services to be provided by TDCC under this Agreement may be provided by TDCC through any of its contractors at TDCC's discretion. To the extent TDCC utilizes contractors or third parties to provide services, TDCC shall be responsible for the acts and omissions of the contractors and third parties to the extent provided in this Agreement, and no contractor or third party shall have any liability to UCC on account of any losses, damages, claims, injury, liability, costs or expense ("Loss") suffered by UCC arising out of this Agreement, whether or not such Loss was caused by their negligence and/or gross negligence, including their sole negligence and/or sole gross negligence, or their willful, intentional misconduct.

22.  UCC AND ITS AFFILIATES

        It is understood and agreed to by the Parties that the services provided by or received by UCC under this Agreement may be provided by or received by UCC directly through or to any of its Affiliates at UCC' discretion. When services are provided by a UCC Affiliate or a TDCC Affiliate receives services under this Agreement, references to UCC and TDCC in this Agreement shall be deemed to include such Affiliate(s) as applicable.

23.  WARRANTY DISCLAIMER

        23.1 TDCC MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR IS THERE ANY OTHER EXPRESS OR IMPLIED WARRANTY AS TO MERCHANTABILITY, FITNESS OR PURPOSE EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. ANY SERVICE "PRODUCTS" ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND.

        23.2 UCC MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR IS THERE ANY OTHER EXPRESS OR IMPLIED WARRANTY AS TO MERCHANTABILITY, FITNESS OR PURPOSE EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. ANY SERVICE "PRODUCTS" ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND.

24.  ENTIRE AGREEMENT

        This Agreement, including any executed Service Addendum, constitutes the entire agreement between the Parties relating to the specific subject matter set forth in this Agreement. There are no terms, obligations, covenants, representations, statements or conditions other than those specifically noted or referred to in this Agreement. Modifications of this Agreement must be made in accordance with Article 18 above. Except as otherwise indicated in this Agreement, this Agreement replaces and supercedes the Services Agreement by and between TDCC and UCC dated February 6, 2001.

        The Parties' respective authorized representatives executed this Agreement on the dates below their respective signatures, but effective as of July 1, 2002

THE DOW CHEMICAL COMPANY
By:
Name:	Arnold A. Allemang
Title:	Executive Vice-President
Date:
UNION CARBIDE CORPORATION
By:
Name:	Duncan A. Stuart
Title:	Vice-President, Secretary and General Counsel
Date:

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  EXHIBIT 10.23